Exhibit 10.20

CONFIDENTIAL SEPARATION AGREEMENT

AND

FULL RELEASE OF CLAIMS

This Confidential Separation Agreement and Full Release of Claims (the “Agreement”) is made between Scott T. Szwejbka (Employee ID# 4058779) (“Employee”) and Forterra Pipe & Precast, LLC, and its parents, subsidiaries, and affiliates (collectively referred to in this Agreement as the “Company”) regarding the terms and conditions of Employee’s separation of employment from the Company.

1. Employee has voluntarily entered into this Agreement in exchange for the benefits offered by the Company, as further detailed in paragraph 3. Employee acknowledges that he is being separated from the Company effective December 31, 2015 (“Separation Date”).

2. Employee agrees that he will not offer his services as a consultant or as an independent contractor to the Company following the date of his separation. Any exceptions to this paragraph, and before the Employee may be rehired as an employee or retained as a consultant/independent contractor, must be approved in writing by the Regional HR Director or VP of HR.

3. In exchange for his signing this Agreement, the Company agrees to provide Employee with the following benefits:

(a) (i)	A lump sum severance payment equivalent to $300,000, less federal, state, and local taxes. This payment will be made within fifteen business days of Employee signing this Agreement;

(a) (ii)	As an alternative, the employee may choose to elect this severance pay totaling $300,000, paid over 24 regular

Company pay periods, with payment commencing with the first open payroll cycle following Company’s receipt of fully executed agreement and any and all revocation periods, payable in accordance with the Company’s normal payroll cycle and less federal, state and local taxes;

(b)	Continued medical, dental, and vision benefits, as currently elected at the time of Employee’s separation and at the Company’s expense less the Employee’s current contribution, through December 31, 2016. Employee contributions for the above period should be paid to Aetna, the Company’s COBRA administrator, beginning with the first of the month following the separation date. Employee will receive, at the most current home address the Company has on record, a COBRA notice from Aetna following the separation date. The monthly COBRA rate will be quoted in the notification.

Employee understands that this extension of group medical benefit coverage will run concurrently with his COBRA eligibility and that he retains all of his rights to obtain continued medical, dental, and vision coverage under COBRA for the remainder of a period of eighteen (18) months from his separation date;

(c)	The Company will not contest any claim for unemployment compensation Employee makes based upon his separation from the Company;

(d)	The Company will designate Employee as a “qualified leaver” under the Company’s Annual Incentive Plan, which will entitle Employee to any benefits resulting from “qualified leaver” status under the existing Plan, and

(e)	The Company will provide Employee, upon request, a neutral reference for the benefit of a prospective future employer, identifying only the Employee’s date of hire and his position of employment.

4. In exchange for the benefits detailed in this Agreement, and intending to be legally bound, Employee and his heirs, executors, representatives, agents, and assigns knowingly, voluntarily, and fully releases and discharges the Company, and all of its employees, from all claims and charges, including attorneys’ fees, based upon or arising by reason of any damage, loss, or in any way related to his employment with the Company or Employee’s separation from employment. Employee understands and agrees that, in signing this document, he is waiving and releasing any and all claims, charges, and rights against the Company and any employee through the date Employee signs this Agreement (whether known to him or unknown to him) that could have been raised under common law, equity, or under any federal, state or local statute, regulation, or ordinance, or in any court, agency or commission, including but not limited to the following:

(a)	Claims of age discrimination under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (arising on or before the date Employee signs this Agreement);

(b)	Claims of discrimination and/or retaliation in employment under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Texas Commission on Human Rights Act or Administrative Code, Texas Labor Code, and any other federal state or local law;

(c)	Claims under the Family Medical Leave Act;

(d)	Claims for breach of contract;

(e)	Claims for wrongful discharge, additional severance, invasion of privacy, defamation and any other common law tort or statutory claim; and

(f)	Claims for attorneys’ fees, costs or expenses.

5. In exchange for the benefits and promises detailed in this Agreement and in light of the Employee’s access to the Company’s confidential information and trade secrets, which Employee acknowledges are good and valuable consideration, Employee agrees that during the period of one (1) year after the Separation Date Employee shall not, directly or indirectly, solicit, recruit, or hire any person who is as of the Separation Date (or was within twelve (12)

months prior to the Separation Date) an employee of the Company or an affiliate (provided, however, that the foregoing shall not prohibit solicitations made by the Employee to the general public or the Employee serving as a reference to another employee upon request). Employee acknowledges that failure to comply with this non-solicitation provision would inevitably result in the intentional or unintentional disclosure or use of the Company’s Confidential Information.

6. With respect to Employee’s waiver of rights under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, the Employee expressly acknowledges that he has been informed of the following rights: (i) that he should consult an attorney before executing this Agreement; (ii) that he will have twenty-one (21) days from the date this Agreement is given to him within which to consider whether or not to sign the Agreement, and (iii) for a period of seven days following him signing the Agreement, he may reconsider and revoke the Agreement with the understanding that the Agreement shall not become effective or enforceable by either Party until the eighth (8th) day after Employee and Company execute this Agreement. Employee further agrees that the benefits provided herein are more than the Employee is entitled to receive but for signing this Agreement.

7. Employee represents he has not filed any complaints or charges against the Company (or other released parties). Employee agrees pursuant to this Agreement, he cannot bring or participate as a party or member of a class in any lawsuit receive any portion of any recovery in a proceeding conducted or brought by anyone, including but not limited to the EEOC, other administrative agency, or other third party which is based on any claims or rights covered by this Agreement.

8. Employee and the Company agree and covenant that neither will make, directly or indirectly, any negative or disparaging comments regarding the other to any third parties, including but not limited to former or existing employees of the Company.

9. Employee agrees that if he attempts to file a lawsuit against the Company based in whole or in part on any claim or cause of action he has waived by this Agreement, all benefits detailed in this Agreement will cease immediately. Employee agrees that he will be liable to repay the Company, unless contrary to applicable law, an amount equal to the value of all benefits he received under this Agreement before filing any lawsuit. Unless contrary to applicable law, Employee further agrees to pay all reasonable attorneys’ fees and costs the Company may incur as a result of him breaching this or any other provision of this Agreement.

10. Employee acknowledges that he has a continuing obligation to the Company to safeguard the confidentiality of all Company trade secrets and confidential information he may have been entrusted with, had access to, or gained possession of during the course of his employment including but not limited to customer data, documents and records, business plans, business practices, processes and practices not known to competitors and outside third parties (collectively, the “Confidential Information”). Employee understands and agrees that this Confidential Information was entrusted to him as an employee of the Company, that it is the property of the Company, and that the protection of this Confidential Information is essential to the Company’s goodwill and to the maintenance of the Company’s competitive position. Thus, within seven (7) days of signing this Agreement, Employee shall immediately return to the Company all data, documents, records, and any other materials containing Confidential Information in his possession, custody, or control, in whatever form, whether in original, copied, computerized, handwritten, recreated or compiled in any manner whatsoever.

11. Employee further understands and agrees that he will cooperate with and make himself reasonably available to the Company for the purposes of consulting on any matter that he may have been involved with or have knowledge of during the course of his employment with the Company.

12. This Agreement shall be interpreted under the laws of the state of Texas. In the event of any dispute under the provision of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the Parties shall be required to have the dispute, controversy, or claim settled by arbitration, held within the state of Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, before a panel of three arbitrators, two of whom shall be selected by the Company and Employee, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding, and nonappealable and judgment may be entered thereon by either Party in accordance with applicable law in any court of competent jurisdiction. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each Party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees to the extent permitted by the American Arbitration Association.

13. Employee fully understands and acknowledges that this Agreement constitutes the full resolution and satisfaction of all duties, obligations, and compensation owed by the Company and supersedes any other agreement, whether express or implied, regarding the terms and conditions of his employment. Employee understands that this Agreement cannot be modified or amended except in a written document signed by an officer of the Company.

[SIGNATURES ON FOLLOWING PAGE]

I FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSULT WITH THE LEGAL COUNSEL OF MY OWN CHOOSING. I UNDERSTAND THAT THIS AGREEMENT CONTAINS A WAIVER OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, WHICH I MAY HAVE AGAINST THE COMPANY OR ANY OF ITS EMPLOYEES. I AM NOT RELYING ON ANY ORAL OR WRITTEN REPRESENTATIONS EXCEPT FOR THOSE SET FORTH HEREIN.

/s/ Scott T. Szwejbka	/s/ Lisa Walker
Scott T. Szwejbka	Forterra Pipe & Precast, LLC

12/31/2015	1-6-16
Date	Date

I elect to receive my severance pay in the following form:

☒	Lump sum

☐	Payroll payments

(If there is no selection, severance will be paid in installments).

Initials	STS

Date	12/31/2015